Exhibit 99.1

For Immediate Release

Contact:
China Yida Holding Company	CCG Investor Relations
George Wung CFO	Crocker Coulson, President
Phone: +1(909) 843-6358	Phone: + (1) 646-213-1915
Email: ir@yidacn.net	Ed Job, CFA
Phone: + (86) 138-1699-7314
Email: ed.job@ccgir.com

China Yida Reports Record Results for the Second Quarter 2010

FUZHOU, China — August 23, 2010 — China Yida Holding Company (Nasdaq: CNYD) (“China Yida” or the “Company”), a leading diversified entertainment and media enterprise in China, today announced record financial results for the quarter ended June 30, 2010.

Second Quarter 2010 Highlights

•	Total net revenue increased 27.0% to $16.4 million, up from $12.9 million in the second quarter of 2009

•	Net revenue from the tourism business increased 40.9% year over year to $7.0 million

•	Net revenue from the media business increased 18.2% year over year to $9.3 million

•	Operating income grew 28.5% to $11.0 million, compared to $8.6 million in the second quarter of 2009

•	Net income attributable to China Yida Holding Company increased 16.7% to $8.1 million, compared to $7.0 million in the same period last year

•	Fully diluted EPS was $0.41 per share, compared to $0.39 in the second quarter of 2009

•	Signed an agreement with Bengbu Municipal Government to develop the Ming Dynasty Entertainment World in the southeast part of Bengbu, Anhui Province

•	Signed an agreement with Zhangshu Municipal Government to develop China Yang-sheng (Nourishing Life) Paradise project, a large-scale vacation destination in Zhangshu City, Jiangxi Province

•	Signed an agreement with Fenyi County government in Xinyu city, Jiangxi Province, to develop a brand new tourism project to be named “The City of Caves”

"We are pleased to report record results for the second quarter of 2010. During the quarter we reached important milestones in the development of our strategy as we signed three new tourism projects outside the Fujian Province to further expand our geographic footprint and take advantage of the rapidly growing tourism and leisure market opportunity in China. These agreements have all been structured so as to provide China Yida with 40 year operating contracts for the tourism assets that we will be developing, as well as providing us with substantial land banks surrounding the attractions that we can either develop or monetize so as to generate value for our shareholders. We were also very pleased to renew our contract to operate the Fujian Educational Television Channel (FETV) for an additional five years, which secures an important vehicle for promoting our tourism assets and enhances visibility on future cash flows to support our growth,” Dr. Chen Minhua, Chairman and Chief Executive Officer of China Yida stated.

“We have recently announced several senior level, highly experienced additions to our management team as we embark on the development plan for our new tourism projects. As we look to the future, another immediate priority is to strengthen our finance team with additional qualified personnel, and to engage a highly qualified consulting firm to help us to further strengthen our internal controls and ensure that we meet our obligations as a U.S. publicly listed company.”

Second Quarter 2010 results

Total net revenue increased by 27.0% to $16.4 million, compared with $12.9 million in the second quarter of 2009.

Media Business

Net revenue from the media business grew 18.2% to $9.3 million, compared with $7.9 million in the same period of last year.

Advertising revenue from FETV during the second quarter of 2010 was $7.9 million, approximately the same level as last year. The “Journey through China on the Train” infomercial program generated $1.4 million in revenue for the quarter,compared to no revenue in the second quarter of 2009 when the project was in development stage.

Tourism Business

Net revenue from the tourism business increased 40.9% to $7.0 million, compared to $5.0 million in the second quarter of 2009.

For the second quarter of 2010, the Great Golden Lake generated $5.4 million in revenues up from $5.0 million in the same period in 2009. The number of visitors to the Great Golden Lake in the quarter was up 11% year over year to around 200,000. Attendance at the Great Golden Lake was impacted by severe flash flooding on June 18th, which resulted in lost revenues of approximately $0.6 million during the second quarter.

Hua’An Tulou contributed revenue of $1.7 million in this quarter. There was no revenue from Hua’An Tulou during the second quarter of 2009. The number of visitors to Hua’An Tulou in the quarter was 85,000.

Gross profit for China Yida’s consolidated operations was $13.3 million in the second quarter of 2010, up 27.4% from $10.4 million in the same period in 2009. Gross margin for the quarter was 81.0%, compared to 80.7% in the same period of 2009.

Total operating expense increased by 22.5% to $2.3 million in the second quarter of 2010, compared with $1.9 million in the second quarter of 2009. Higher operating expenses were driven primarily by the increase in selling expenses to support the launch of our new businesses, including “Journey through China on the Train”, Hua’An Tulou and Yunding.

Operating income increased by 27.5% to $11.0 million, compared with $8.6 million a year ago. Operating margin for the second quarter of 2010 was 67.1%, compared with 66.3% for the second quarter of 2009.

Net income for the second quarter of 2010 was $8.1 million, or $0.41 per diluted share, an increase of 16.7%, compared with a net income of $7.0 million, or $0.39 per diluted share, in the second quarter of 2009. The fully diluted weighted average shares outstanding increased to approximately 20 million, up from approximately 17.8 million in the prior year period, reflecting the company’s stock offering of 2,489,721 shares in January of 2010.

Six Months Results

Total net revenue increased by 37.3% to $31.2 million, compared with $22.7 million for the six months ended June 30, 2009. Net revenue from advertising increased by 24.9% to $18.1 million, compared with $14.5 million for the six months ended June 30, 2009. Net revenue from the tourism business increased by 58.9% to $13.1 million, compared with $8.2 million for the six months ended June 30, 2009.

Gross profit for the first six months of 2010 increased 39.7% year over year to $25.1 million, with gross margin of 80.6%. Operating income increased by 35.2% to $20.6 million, compared with $15.2 million in the first six months of 2009.

Net income for the six months ended June 30, 2010 was $15.2 million, or $0.77 per fully diluted share, an increase of 22.9% compared with a net income of $12.4 million, or $0.71 per share, for the comparable period of 2009.

Financial Condition

As of June 30, 2010, the Company reported $30.4 million in cash and cash equivalents. Working capital was $30.5 million with a current ratio of 6.1. As of June 30, 2010, the Company had $125.8 million in shareholders’ equity compared to $77.7 million at the end of 2009.

China Yida generated $18.3 million in cash flow from operating activities for the first six months of 2010 and incurred capital expenditures of $20.5 million, which were primarily due to the construction of entertainment facilities at Yunding Park and Hua’An Tulou. The Company also expects to spend a total of approximately $63 million for the construction of the first phases of its three new projects in Anhui and Jiangxi provinces mostly to be spent in 2011 and 2012. Management believes the current cash and operating cash flow during the next two years will be sufficient to fund the company’s ongoing projects and growth strategy.

Business Outlook

Subsequent to the end of the quarter the Company was able to reopen partial operations at the Great Golden Lake in the aftermath of two sets of flash floods experienced during the months of June and July 2010. As of this date, most of the scenic areas including Golden Lake, Zhuangyuan Rock, Luohan Mountain and Taining Old Town have been reopened to the public, and management expects to reopen Shangqing River in early September 2010.

Management expects a record high volume of visitors to the Great Golden Lake during China’s National Holiday, following the decision by UNESCO’s World Heritage Committee to “China Danxia” as a natural site on UNESCO’s World Heritage List on August 1, 2010. Golden Lake, Shangqing River, and Zhuangyuan Rock are all part of China Danxia and have been well publicized in the Chinese media recently, resulting in a high degree of visitor interest.

In addition, the expressway connecting Wuyi Mountain and the Great Golden Lake is expected to be completed and put into use by September 2010. Management believes this will also benefit the Great Golden Lake destination, as Wuyi Mountain attracts approximately two million visitors per year. The Yunding Park remains on target to open in September 2010 just in time for China’s National Holiday.

“Despite the temporary shutdown of operations due to the unprecedented flooding in the Great Golden Lake’s region, we expect a number of positive catalysts for our tourism business in the second half of the year, which should result in another year of record revenues and net income for China Yida,” said Dr. Chen.

Based upon currently available information, the Company expects total revenues for 2010 to be in the range of $67-68 million and net income in the range of $32-33 million.

 “We are very excited about the progress that we have made in signing agreements that will provide a strong pipeline of new and unique tourism assets coming online over the next two years and believe we have an opportunity to build the leading portfolio of highly desirable destinations for China’s rapidly developing tourism industry,” Dr. Chen Minhua concluded.

Conference Call

China Yida will hold a conference call at 8:00 a.m. Eastern Time (ET) on Monday August 23, 2010, to discuss financial results for the second quarter ended June 30, 2010. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 1-866-672-3985. International callers should dial +1-706-902-4207. The Conference ID for this call is 94738479. If you are unable to participate in the call at this time, a replay will be available for two weeks starting on Monday August 23, 2010 at 11:00 a.m. ET. To access the replay, dial 1-800-642-1687, international callers dial +1-706-645-9291. The Conference Replay Passcode is 94738479.

About China Yida

China Yida is a leading diversified entertainment enterprise focused on China’s fast-growing media and tourism industries and headquartered in Fuzhou City, Fujian province of China. The Company’s media business provides operations management services; including channel, column and advertisement management for television station, presently the Fujian Education Television Station (“FETV”, a top-rated provincial education television channel), and “Journey through China on the Train” (an advertisement-embedded travel program, currently the only on-board media program from third party authorized by Ministry of Railways). Additionally, the Company provides tourism management services, and specializes in the development, management and operation of natural, cultural and historic scenic sites. China Yida currently operates the Great Golden Lake tourist destination (Global Geopark, including Golden Lake, Shangqing River, Zhuanyuan Rock, Luohan Mountain and Taining Old Town), Hua’An Tulou tourist destination (World Culture Heritage, including Dadi Tulou cluster and the Shangping Tulou cluster). It is also developing four other tourism projects, including China Yunding tourist destination (National Park, including Colorful Rock Valley, Yunding Paradise, Yunding Waterfall, South Heavenly Mountain, and Seven Star Lake), the Ming Dynasty Entertainment World, China Yang-sheng (Nourishing Life) Paradise and the City of Caves. The Company’s operating scenic sites are over 300 square kilometers in area. For further information, please contact the Company directly, or visit its Web site at http://www.yidacn.net.

Forward-Looking Statements

Certain statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as “anticipate, “believe,” “expect,” “future,” “may,” “will,” “would,” “should,” “plan,” “projected,” “intend,” and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of China Yida Holding Co., Inc. (the “Company”) to be materially different from those expressed or implied by such forward-looking statements. The Company’s future operating results are dependent upon many factors, including but not limited to: (i) the Company’s ability to obtain sufficient capital or a strategic business arrangement; (ii) the Company’s ability to build and maintain the management and human resources and infrastructure necessary to support the anticipated growth of its business; (iii) competitive factors and developments beyond the Company’s control; and (iv) other risk factors discussed in the Company’s periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov.

FINANCIAL TABLES FOLLOW
CHINA YIDA HOLDING CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2010	December 31,
	(Unaudited)	2009

ASSETS
Current assets
Cash and cash equivalents	$30,358,809	$5,776,678
Accounts receivable	2,005	2,003
Due from related party	5,756,478	-
Other receivables	61,118	190,424
Advances and prepayments	304,397	1,432,138
Total current assets	36,482,807	7,401,243

Property, and equipment, net	34,002,130	32,995,885
Construction in progress	55,669,876	36,730,184
Intangible assets, net	7,137,624	7,874,938
Long-term prepayments	1,013,424	1,012,230
Total assets	$134,305,861	$86,014,480

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$48,519	$57,277
Bank loans payable	1,733,102	1,731,060
Accrued expenses and other payables	988,008	1,145,565
Taxes payable	3,230,629	2,835,655
Total current liabilities	6,000,258	5,769,557

Long-term debt	2,499,902	2,495,190
Total liabilities	8,500,160	8,264,747

Commitments and contingencies

Stockholders' equity
Preferred stock ($0.001 par value, 10,000,000 shares authorized, 1 share issued and outstanding)	-	-
Common stock ($0.0001 par value, 100,000,000 shares authorized, 19,551,785 and 17,062,064 issued and outstanding as of June 30, 2010 and December 31, 2009, respectively)	1,955	1,706
Additional paid in capital	48,478,086	21,711,384
Accumulated other comprehensive income	3,358,881	3,190,162
Retained earnings	63,928,773	50,297,151
Statutory reserve	4,167,131	2,549,330
	119,934,826	77,749,733
Non-controlling interest	5,870,875	-
Total stockholders' equity	125,805,701	77,749,733
Total liabilities and stockholders' equity	$134,305,861	$86,014,480

CHINA YIDA HOLDING CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
OTHER COMPREHENSIVE INCOME
(UNAUDITED)

	Six months ended June 30,		Three months ended June 30,
	2010	2009	2010	2009
Net revenue
Advertisement	$18,094,805	$14,482,483	$9,327,521	$7,890,295
Tourism	13,083,438	8,231,542	7,047,924	5,000,825

Total net revenue	31,178,243	22,714,025	16,375,445	12,891,120

Cost of revenue
Advertisement	3,736,625	3,659,674	1,910,607	1,914,909
Tourism	2,303,590	1,055,196	1,206,758	572,633
Total cost of revenue	6,040,215	4,714,870	3,117,365	2,487,542

Gross profit	25,138,028	17,999,155	13,258,080	10,403,578

Operating expenses
Selling expenses	2,235,194	1,277,450	1,256,610	846,803
Operating and administrative expenses	2,295,363	1,479,927	1,011,419	1,004,307
Total operating expenses	4,530,557	2,757,377	2,268,029	1,851,110

Income from operations	20,607,471	15,241,778	10,990,051	8,552,468

Other (income) expense
Other (income) expense, net	(7,243)	18,335	1,610	17,066
Interest income	(23,347)	(25,428)	(14,376)	(11,795)
	(30,590)	(7,093)	(12,766)	5,271

Income before income taxes and Non-controlling
interest	20,638,061	15,248,871	11,002,817	8,547,197

Provision for income taxes	5,392,670	2,837,612	2,891,474	1,594,893
Net loss attributed to non-controlling interest	4,033	-	4,033	-

Net income attributable to China Yida Holding Co.	15,249,424	12,411,259	8,115,376	6,952,304

Other comprehensive income
Foreign currency translation gain (loss)	168,719	(42,428)	465,485	(29,400)

Other comprehensive income	$15,418,143	$12,368,831	$8,580,861	$6,922,904

Basic earnings per share	$0.79	$0.73	$0.42	$0.41
Basic weighted average shares outstanding	19,239,327	17,021,447	19,551,785	17,021,447

Diluted earnings per share	$0.77	$0.71	$0.41	$0.39
Diluted weighted average shares outstanding	19,711,148	17,501,040	20,029,132	17,805,849

CHINA YIDA HOLDING CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six months ended June 30,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$15,249,424	$12,411,259
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	721,972	714,095
Amortization	743,749	743,982
Allowance for doubtful accounts	-	15,565
Stock based compenstation	83,994	-
Changes in operating assets and liabilities:
Accounts receivable	-	41,479
Other receivables	(151,704)	65,398
Advances and prepayments	1,126,445	(453,946)
Accounts payable	(8,793)	(2,404)
Taxes payable	390,131	673,198
Accrued expenses and other payables	141,716	420,805
Net cash provided by operating activities	18,296,934	14,629,431

CASH FLOWS FROM INVESTING ACTIVITIES
Due from related party	(5,756,478)	-
Additions to property & equipment	(1,685,590)	(179,143)
Additions to construction in progress	(18,824,089)	(16,877,719)
Net cash used in investing activities	(26,266,157)	(17,056,862)

CASH FLOWS FROM FINANCING ACTIVITIES
Non-controlling interest	5,870,875	-
Net proceeds from issuance of common stock	26,687,556	-
Borrowings under loan facilities	-	2,487,257
Net cash provided by financing activities	32,558,431	2,487,257

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(7,077)	101,066

NET INCREASE IN CASH AND CASH EQUIVALENTS	24,582,131	160,892

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	5,776,678	8,715,048

CASH AND CASH EQUIVALENTS, END OF PERIOD	$30,358,809	$8,875,940

SUPPLEMENTAL DISCLOSURES:
Cash paid during the quarter for:
Income tax payments	$2,501,668	$1,728,779
Interest payments	$71,981	$20,416

    For more information, please contact:

     China Yida Holdings
     George Wung, CFO
     Phone: +1-909-843-6358
     Email: ir@yidacn.net

     CCG Investor Relations
     Crocker Coulson, President
     Phone: +1-646-213-1915
     Ed Job, CFA
     Phone: +86-21-3133-5075
     Email: ed.job@ccgir.com